Exhibit 5.2

Baker McKenzie BV/SRL Bolwerklaan 21 Avenue du Boulevard - box 1 1210 Brussels Belgium Tel: +32 2 639 36 11 Fax: +32 2 639 36 99 www.bakermckenzie.com

February 11, 2026

MDxHealth SA

CAP Business Center

Zone Industrielle des Hauts-Sarts

Rue d’Abhooz 31

4040 Herstal

Belgium

Dear all,

RE:	MDXHEALTH SA – ATM OFFERING OF NEW SHARES

1.	Introduction

(a)	We have acted as external Belgian law counsel to MDxHealth SA of CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium, registered under company number 0479.292.440 RLP Liège (division Liège) (the “Company”), on certain Belgian law aspects relating to the Registration Statement (as defined below) filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of the Company’s issuance and sale (the “Offering”) from time to time of ordinary shares having an aggregate offering price of up to $50,000,000 (the “New Shares”) pursuant to the Agreement (as defined below). The New Shares have been registered on the Registration Statement to which this opinion is an exhibit.

(b)	For the purposes of this opinion letter (the “Opinion Letter”):

(i)	we have reviewed only the documents referred to in paragraph 3 (Documents Reviewed); and

(ii)	we have completed only the searches and enquiries referred to in paragraph 4 (Searches and Enquiries);

and we have not examined any other documents relating to or affecting, and have not made any other searches or enquiries concerning, any party to the Agreement.

Partners

Koen VANHAERENTS1*

Jean-François VANDENBERGHE1,9*

Roel MEERS1,9*

Luc MEEUS1,5,9*

Fiona CARLIN1,3,9*

Kurt HAEGEMAN1,9*

Dominique MAES1,9*

Michael VAN ACKER1,9*

Géry BOMBEKE1,9*

Elisabeth DEHARENG[1,9]

Geert BOVY1,9*

Gavin BUSHELL1,4,9*

Gregory LEBRUN1,9*

Dimitri VAN UYTVANCK1,9*

Davinia MARTENS[1,9]

Julie PERMEKE[1]

Joren JANSSEUNE[1,9]

Arne NAERT[1,9]

David HAVERBEKE[1,9]

Wouter VANDORPE[1,9]

Senior Counsels & Counsels

Jozef SLOOTMANS[1,9]

Alain HUYGHE[1,9]

Philippe LION[1,9]

Stéphane MARTIN[9]

Olivier VAN BAELEN[1,9]

Els JANSSENS[1,9]

Kim STAS[1,9]

Bram HOORELBEKE[1,9]

Veerle LERUT[1]

Benjamin PIRLET[1,9]

Jérôme DE RUYVER[1,9]

Sebastian TYTGAT[1,9]

Nastassja WALSCHOT[1,9]

William-James KETTLEWELL[1,9]

Ellen DEVLOO[1,9]

Pieter-Jan DENYS[1,9]

Kristoff COX[1,9]

Lisa WEINERT[7,9]

Nicolas CELIS[1,9]

Associates

Mario DEKETELAERE[2]

Olivier VAN DEN BROEKE[2,9]

Lien WILLEMS[1,9]

Ellen HERINCKX[1]

Laura DECLERCQ[1]

Amaranta RUTZ[1]

Younes SEBBARH[1,9]

Eva CLAEYS[1]

Stéphanie DE POTTER[1]

Anne-Sophie CORNE[1,9]

Inès SILVESTRINI[1,9]

Arnaud FLAMAND[1,9]

Clémence ROUMA[1]

Eline KEGELS[1]

Stephanie VAN LAETHEM[1]

Anne-Marie GÜLGER[1]

Caroline MOUCHET[1]

Caroline SERBANESCU[1]

Katia DEHON[1] Raphaël HENDRICKX[1] Dieter GEUENS[1] Tim MEYNEN[1] Guillian BACLIN[1] Alexandra STOICA[2,9] Associated with the Brussels Bar E-List Victor SAINT-CAST[7] B-List Tom JENKINS[4,8,9] Roma MCCOOL[4]

1 – Advocaat / Avocat, Member of the Brussels Bar | 2 – Advocaat, Member of the Antwerp Bar | 3 – Barrister, Inn of Court, Northern Ireland | 4 – Solicitor (England and Wales) | 5 – Attorney, Member of the New York Bar | 6 – Rechtsanwalt, Member of the Düsseldorf Bar | 7 – Avocat, Member of the Lille Bar | 8 – Solicitor of the High Court of Hong Kong | 9 – BV/SRL | * – Shareholder/Director of Baker McKenzie BV/SRL

Baker McKenzie BV/SRL. Vennootschap van advocaten/Société d’avocats. BTW/TVA: BE 0426.100.511 RPR Brussel/RPM Bruxelles.

(c)	Nothing in this Opinion Letter should be construed as implying that we are familiar with, or have made independent review or investigation of factual matters such as, the affairs of any of the parties to the Agreement, and this Opinion Letter is based solely on the investigations and subject to the limits stated in this Opinion Letter. We do not assume any responsibility for advising you of the subsequent discovery of information not previously known to us with respect to any matters described in this Opinion Letter.

(d)	The opinion in this Opinion Letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Offering, the Agreement, the transactions to which the Agreement relates or otherwise.

2.	Belgian Law Opinion

(a)	This Opinion Letter is limited to matters of Belgian law as in force, and as construed in published Belgian case law, as at the date of this Opinion Letter. Consequently:

(i)	we have made no investigation of foreign law, and do not express or imply any opinion on foreign law (including, but not limited to, the laws of the United States of America) or on European Union law as it affects any jurisdiction other than Belgium;

(ii)	we do not assume any responsibility for advising you of any changes in law or otherwise after the date of this Opinion Letter with respect to any matters described in this Opinion Letter; and

(iii)	we express no opinion on matters of taxation, matters of antitrust and competition, matters of fact or matters of accounting.

(b)	As Belgian law counsel we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts (rechtshandelingen/actes juridiques) subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement, the Agreement (and the obligations of the parties thereto) and the Offering, and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen/actes juridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement, the Agreement and the Offering, has therefore been limited to the terms of such documents as they appear to us on their face.

(c)	We do not admit we are “experts” within the meaning of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement or otherwise.

3.	Documents Reviewed

For the purposes of this Opinion Letter we have examined the following documents:

(a)	an electronic version of a signed copy of the sales agreement (the “Agreement”) relating to the Offering, entered into on April 30, 2024, between the Company and TD Securities (USA) LLC (“TD Cowen”);

(b)	an electronic copy of the Company’s registration statement on Form F-3 relating to the New Shares (File No. 333-292463), as filed with the SEC on December 29, 2025 (the registration statement at the time it became effective, including all information deemed to be a part thereof, including the amendments, exhibits and schedules thereto, at the time such registration statement became effective, is herein referred to as the “Registration Statement”);

(c)	a copy of the amended and restated articles of association of the Company as filed in the legal entity file (dossier van de rechtspersoon/dossier de la personne morale) on October 20, 2025, electronically certified by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) on February 11, 2026;

(d)	an electronic version of a signed copy of:

(i)	the unanimous written resolutions of the directors of the Company adopted in accordance with article 7:95 of the Belgian Companies and Associations Code and dated April 28, 2024, authorising, approving and ratifying, as relevant, amongst other things, (A) the then current draft of the Company’s prospectus supplement reflecting the final terms of the offering of the New Shares, as filed by the Company with the SEC, pursuant to Rule 424(b) under the Securities Act, and supplementing the base prospectus included in the Company’s registration statement on Form F-3 (File No. 333-268885), as filed with the SEC on December 19, 2022 and certain other materials in relation to the Offering, (B) the then current draft of the report of the board of directors in accordance with article 7:198 juncto articles 7:179, 7:191, 7:193 and, insofar as needed and applicable, 7:197 of the Belgian Companies and Associations Code, dated March 23, 2019, as amended from time to time (the “Belgian Companies and Associations Code”), (C) the then current draft of the Agreement, the transactions contemplated therein, and certain other arrangements to which the Company is to be a party in relation to the Offering, and (D) the granting of special powers;

(ii)	the minutes of the meeting of the board of directors of the Company held before notary public on April 30, 2024, authorising and approving, as relevant, amongst other things, the issue of New Shares within the framework of the Offering, and the dis-application of the statutory preferential subscription right of the existing shareholders (including to the benefit of TD Cowen) and, as far as needed, existing holders of subscription rights of the Company and, insofar as needed and applicable, the contribution in kind within the framework of the Company’s authorised capital in accordance with article 7:198 juncto articles 7:179, 7:191, 7:193 and, insofar as needed and applicable, 7:197 of the Belgian Companies and Associations Code;

(e)	an electronic version of a signed copy of the report of the board of directors of the Company, prepared in accordance with article 7:198 juncto articles 7:179, 7:191, 7:193 and, insofar as needed and applicable, 7:197 of the Belgian Companies and Associations Code, approved by the unanimous written resolutions of the directors referred to in paragraph 3(d)(i);

(f)	an electronic version of a signed copy of the report of the statutory auditor of the Company prepared, insofar as needed and applicable, in accordance with article 7:198 juncto articles 7:179 and 7:197 of the Belgian Companies and Associations Code, in relation to the report of the board of directors referred to in paragraph 3(e); and

(g)	an electronic version of a signed copy of the report of the statutory auditor of the Company prepared in accordance with article 7:198 juncto articles 7:179, 7:191, 7:193 of the Belgian Companies and Associations Code in relation to the report of the board of directors referred to in paragraph 3(e).

4.	Searches and Enquiries

We have carried out the following searches and enquiries using the registration number of the Company with the Crossroads Bank for Enterprises as it appears in this Opinion Letter:

(a)	we obtained a “full extract of the details of a registered entity (legal person)” issued by the Crossroads Bank of Enterprises in relation to the Company and referring to the circumstances in existence on February 11, 2026 (the “CBE Excerpt”);

(b)	on February 11, 2026, we carried out an on-line search in the Central Insolvency Register available on www.regsol.be (the “Regsol Search”);

(c)	on February 11, 2026, we carried out an on-line search of the Annexes to the Belgian Official Gazette relating to the Company up to six years prior to the date of this Opinion Letter (the “Publications”). The most recent publication available in the Annexes to the Belgian Official Gazette was publication number 25364751 dated October 22, 2025; and

(d)	on February 11, 2026, we conducted an online search in the database of articles of association maintained by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) available on https://statuten.notaris.be/costa_v1/enterprises/search (the “Fednot Database”) in relation to the Company.

5.	Assumptions

For the purposes of this Opinion Letter, we have assumed (without making any investigation) that:

(a)	all copy documents reviewed by us conform to the originals, and all originals are genuine, complete and up-to-date;

(b)	all signatures, stamps and seals on any documents submitted to us are genuine;

(c)	the executed documents submitted to us have been signed by the persons whose names are indicated thereon as being the names of the signatories and we have assumed the legal capacity (bekwaamheid/capacité) of the natural persons executing such documents;

(d)	in the case of draft versions or (or draft updates to) any of the documents reviewed by us, the final and executed versions of such documents are identical in all aspects to such drafts and are duly executed;

(e)	the Registration Statement has become effective in the form referred to in this Opinion Letter;

(f)	the Publications give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and such matters have not been revoked or amended by subsequent decisions by the Company (or its board of directors, general shareholders’ meeting, or any of its other competent bodies or representatives) which were not published in the Annexes to the Belgian Official Gazette;

(g)	there have been, and there will be, no amendments or supplements to the documents referred to under paragraph 3 (Documents Reviewed) in the form as examined by us, such documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such documents which supersede any of such documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter;

(h)	the seat (zetel/siège) of the Company is located in Belgium since its incorporation (oprichting/constitution), and the Company’s sole operational headquarters (exploitatiezetel/siège d’exploitation) are located at the place of its registered office;

(i)	the articles of association of the Company have not been amended since the restatement referred to in paragraph 3(c), and accurately restate the original articles of association and the subsequent amendments thereto;

(j)	each of the unanimous written resolutions and minutes referred to in paragraph 3(d) (i) accurately record resolutions that were duly passed by duly appointed directors of the Company, as the case may be, at a properly convened and quorate meeting, in accordance with the Company’s articles of association and Belgian law, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(k)	the directors of the Company who attended and voted at the board meeting and signed the unanimous written resolutions referred to in paragraph 3(d) have complied with the applicable provisions of article 7:96 of the Belgian Companies and Associations Code and article 1.8, §6 of the Belgian Civil Code, dealing with conflicts of interest of directors (as the case may be);

(l)	each of the resolutions of the general shareholders’ meetings of the Company referred to, set out or implied in the documents referred to under paragraph 3 (Documents Reviewed) (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of genuine shareholders of the Company, conducted in accordance with its articles of association and Belgian law and on the basis of reports of the board of directors (as applicable) duly approved by duly appointed directors, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(m)	the directors of the Company have satisfied themselves that the Agreement was entered into, and the Offering is to be completed, for the purpose of carrying out the business of the Company as set out in its articles of association and that entering into the Agreement is of benefit to the Company, and their conclusions in this respect are not unreasonable;

(n)	with respect to TD Cowen:

(i)	it has been duly incorporated and is validly existing as a legal entity under all laws applicable to that party;

(ii)	it has all requisite power and capacity (corporate and otherwise) and, to the extent relevant, has all requisite corporate benefit, to enter into the Agreement, and to perform its obligations thereunder;

(iii)	no other action by, and no notice to or filing with, any governmental, administrative or other authority or court on behalf of or by TD Cowen is required in order to enable it to validly enter into and, as relevant, sign and perform under the Agreement;

(iv)	it has duly authorised and signed the Agreement;

(v)	the Agreement constitutes a valid and binding agreement of TD Cowen, enforceable against it in accordance with the terms of the Agreement; and

(vi)	if it is, at any relevant times, carrying on, or purporting to carry on, banking services, investment services or other regulated activity in Belgium, it is, at all relevant times an authorised person or an exempt person under the relevant laws of Belgium, and in compliance with all applicable rules and regulations made thereunder;

(o)	none of the parties to the Agreement is or will be subject to any contractual restrictions, restrictions imposed by any court, arbitral panel or governmental, administrative or other authority that do not have general (erga omnes) application or similar restrictions binding upon it which would (i) restrict its ability to enter into or perform its obligations under the Offering or the Agreement (except, in relation to the Company, as may be set out in its articles of association), or (ii) have any implication on the opinion given in this Opinion Letter;

(p)	each party to the Agreement has complied, and will continue to comply, with the requirements of good faith (goede trouw/bonne foi) and public policy (openbare orde/ordre public), and there has been no mistake of fact (dwaling/erreur), fraud (bedrog/dol) or duress (geweld/violence) or abuse of circumstances (misbruik van omstandigheden/abus de circonstances) in relation to the Agreement;

(q)	none of the parties to the Agreement is or will be seeking to achieve any purpose not apparent from the Agreement which might render the Agreement illegal or void, and the Agreement has been entered into for bona fide commercial reasons and on arms’ length terms by each of the parties thereto;

(r)	the obligations of all parties under the Agreement are binding and enforceable upon them under any applicable law (other than Belgian law), and the exercise and performance by any party to the Agreement of its rights and obligations thereunder is lawful in any place of exercise or performance (other than Belgium);

(s)	any factual circumstances, statements and matters set out in or implied by any of the documents referred to in paragraph 3 (Documents Reviewed) are true, accurate and complete;

(t)	there are no provisions of the laws of any jurisdiction outside Belgium which would have any implication for the opinion given in this Opinion Letter and, insofar as the laws of any jurisdiction outside Belgium may be relevant, such laws have been or will be complied with;

(u)	for the purpose of the opinion referred to in paragraph 6 in so far as it relates to the actual issue of the New Shares, (i) the subscription price for the New Shares will be duly paid up and contributed in full, (ii) the New Shares will be duly subscribed for, (iii) the issue of the New Shares and the corresponding share capital increase of the Company will be duly recorded by means of a notarial deed before a notary public as required by Belgian law, and (iv) such notarial deed and an excerpt therefrom will be duly filed and registered as required by Belgian law;

(v)	the undertakings and agreements contained in the Agreement are and will be duly performed and complied with by all parties thereto;

(w)	(i) the New Shares will be offered and placed, and will be allocated, and will be traded and listed in each case in the manner and form as described in the Registration Statement and the Agreement, (ii) without prejudice to the confirmation of any allocations upon pricing and closing of the books, in the manner as described in the Agreement, to the investors that subscribed for the New Shares in the Offering, no party was or will be guaranteed by or on behalf of the Company any allocation of New Shares, with the potential exception of TD Cowen, and (iii) no public offering or placement in respect of the New Shares has taken and/or will take place, and no admission to listing and/or trading on a regulated market, multilateral trading facility or other securities market will take place, in Belgium, or elsewhere outside of the United States, in accordance with or as contemplated by Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended from time to time (the “Prospectus Regulation”), the Belgian act of July 11, 2018 on the offering of investment instruments to the public and the admission of investment instruments to the trading on a regulated market, as amended from time to time, or any other relevant rules or regulations, or otherwise;

(x)	TD Cowen is duly authorised to provide all of the intermediation, brokerage, investment and other services as contemplated by the Agreement, and has complied and will comply with the relevant rules and regulations in relation to such intermediation, brokerage, investment and other services; and

(y)	the transactions contemplated by the Agreement do not or will not require the publication of a prospectus in accordance with the Prospectus Regulation.

6.	Opinion

Based upon and subject to the assumptions, qualifications and limitations set out in this Opinion Letter, and subject to any matters, documents or events not disclosed to us, we express the following opinion insofar as Belgian law is concerned:

The New Shares, when duly authorized and placed, issued and fully paid as contemplated in the Registration Statement, the Agreement, and the board resolutions recorded in the board minutes and unanimous written resolutions referred to in paragraph 3(d), will be validly issued, fully paid and non-assessable (meaning that a holder of the relevant New Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such securities).

7.	Qualifications

The opinion expressed in this Opinion Letter is subject to the following qualifications:

7.1	Reliance on searches and enquiries

The searches and enquiries referred to in paragraph 4 (Searches and Enquiries) may not be up-to-date and do not constitute conclusive evidence of the matters stated therein.

7.2	Construction of certain terms

(a)	In this Opinion Letter Belgian legal concepts which are expressed in English are to be construed in accordance with the Belgian legal concepts to which they refer.

(b)	When used in paragraph 6 (Opinion), the term “validly” is a reference to the legal character of the relevant obligation. It is not to be construed as a prediction of the outcome of litigation.

7.3.	Authorised capital

The authority of the board of directors of the Company to issue New Shares under the authorised capital is limited in time for a period of five year, ending on 7 July 2028 (subject to what is provided for in the Company’s articles of association).

7.4	Excluded matters

We do not express an opinion regarding:

(a)	(i) any laws of any jurisdiction (including, but not limited to, Belgium and the European Union) imposing economic or trade sanctions or similar restrictive measures or regarding anti-terrorism, anti-money laundering, anti-bribery or anti-tax evasion measures, (ii) any regulations enacted, administered, imposed or enforced by any relevant sanctions authority or (iii) the extent, scope, legality or enforceability of any person’s obligation to comply with any of such laws or regulations;

(b)	the admission to trading and listing of the New Shares on any regulated market or other trading facility for securities; and

(c)	the accuracy or completeness of any statements or warranties of fact set out in the documents referred to in paragraph 3 (Documents Reviewed) (except for the representations and warranties as to which we are expressing an opinion), which statements and warranties we have not independently verified.

8.	Disclosure, Reliance and Liability

(a)	This Opinion Letter is issued by Baker McKenzie, a Belgian limited liability company (BV/SRL), and not by or on behalf of Baker & McKenzie International (a Swiss Verein) (“BMI”) or any other member firm or any associated firm thereof (together with BMI, the “Other Baker McKenzie Entities”). In this Opinion Letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

(b)	No Other Baker McKenzie Entity nor any directors, shareholders, members, partners, lawyers, employees, contractors or consultants of Baker McKenzie BV/SRL or any Other Baker McKenzie Entity will be liable (whether contractually, non-contractually or otherwise) to any person under or in connection with this Opinion Letter or in connection with transactions contemplated by the Agreement.

(c)	This Opinion Letter may only be relied upon by the Company in connection with the Registration Statement, and by the subscribers to which the New Shares have been allocated as part of the Offering. This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

(d)	We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

(e)	This Opinion Letter may only be relied upon, and be disclosed, on condition that it is construed in accordance with Belgian law and that any dispute arising out of or in connection with it is brought before a Belgian court.

*        *        *

Yours faithfully, Baker McKenzie BV/SRL

/s/ Michael Van Acker	/s/ Roel Meers
Michael Van Acker Partner Michael.VanAcker@bakermckenzie.com	Roel Meers Partner Roel.Meers@bakermckenzie.com